As filed with the Securities and Exchange Commission on December 24, 2008
Registration No. 333-153205
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	3577	77-0409517
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1745 Technology Drive
San Jose, CA 95110
(408) 333-8000

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Tyler Wall, Esq.
Vice President and General Counsel
Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110
(408) 333-8000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Nancy H. Wojtas
Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

Approximate date of commencement of proposed sale to the public:  Not Applicable

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

This Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (No. 333-153205), as amended, shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Termination of Offering and Removal of Securities from Registration

This Post-Effective Amendment No. 1 to the registration statement on Form S-4 (File No. 333-153205), as amended (the “Registration Statement”), is being filed by Brocade Communications Systems, Inc. (“Brocade”) to deregister all of its securities under the Registration Statement previously filed in connection with Brocade’s proposed acquisition of Foundry Networks, Inc.

As previously disclosed, on July 21, 2008, Brocade entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Foundry Networks, Inc. (“Foundry”) and Falcon Acquisition Sub, Inc. (“Merger Sub”) providing for the Brocade’s acquisition of Foundry (the “Merger”). On November 7, 2008, Brocade, Foundry and Merger Sub entered into an amendment (the “Amendment”) to the Merger Agreement. Prior to the Amendment, each outstanding share of Foundry common stock was to be converted into the right to receive a combination of $18.50 in cash, without interest, and 0.0907 of a share of Brocade common stock, subject to adjustment for stock splits, stock dividends and similar events. Pursuant to the Amendment, at the completion of the Merger each outstanding share of Foundry common stock was converted into a right to receive $16.50 in an all cash transaction, and holders of Foundry common stock were not entitled to receive any shares of Brocade common stock. The Merger became effective on December 18, 2008. As a result of the Amendment, the Company has terminated the offering of its securities under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 15, 2008.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Richard Deranleau
Richard Deranleau
Chief Financial Officer
and Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael Klayko	Chief Executive Officer (Principal Executive Officer and Director)	December 15, 2008

/s/ Richard Deranleau Richard Deranleau	Chief Financial Officer and Vice President, Finance (Principal Financial and Accounting Officer)	December 15, 2008

* David L. House	Chairman of the Board of Directors	December 15, 2008

* L. William Krause	Director	December 15, 2008

* Glenn Jones	Director	December 15, 2008

* Sanjay Vaswani	Director	December 15, 2008

* Renato DiPentima	Director	December 15, 2008

* John Gerdelman	Director	December 15, 2008

*By: /s/ Richard Deranleau	December 15, 2008
Richard Deranleau
Attorney-in-fact